Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 24, 2009, relating to the 2008 consolidated financial statements before the effects of the retrospective adjustments for the reverse stock split and the discontinued operations, of Encorium Group Inc. and subsidiaries, which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte &Touche LLP

Philadelphia, Pennsylvania

June 9, 2010